Exhibit 99.1

News Release

Weatherford Reports Second Quarter 2015 Results
Positive free cash flow of $104 million
Reduction in force target of 10,000 substantially complete; target raised to 11,000
Second quarter international revenue down only 2.7%, despite activity and pricing reductions
BAAR, SWITZERLAND, July 22, 2015 - Weatherford International plc (NYSE: WFT) reported a net loss before charges of $77 million ($0.10 net loss per share non-GAAP) on revenues of $2.39 billion for the second quarter of 2015. GAAP net loss for the second quarter of 2015 was $489 million, or a net loss of $0.63 per share.

Second Quarter 2015 Highlights

•	Positive free cash flow of $104 million, principally on improved working capital performance and lower capital expenditures;

•	Free cash flow improved sequentially $370 million, despite lower earnings; and

•	Completed 97% of the reduction in force target of 10,000 employees by June 30, 2015, with expected annualized savings of $686 million.

(In Millions, Except Percentages and bps)	Three Months Ended			Change
	6/30/2015	3/31/2015	6/30/2014	Sequential		Year-on-Year
Total
Revenue	$2,390	$2,794	$3,711	(14)%		(36)%
Operating Income	$117	$238	$519	(51)%		(77)%
Operating Income Margin	4.9%	8.5%	14.0%	(365)	bps	(909)	bps
North America
Revenue	$808	$1,163	$1,659	(30)%		(51)%
Operating Income	$(92)	$(10)	$254	(846)%		(136)%
Operating Income Margin	(11.5)%	(0.8)%	15.3%	(1,061)	bps	(2,676)	bps
International
Revenue	$1,397	$1,436	$1,658	(3)%		(16)%
Operating Income	$205	$238	$259	(14)%		(21)%
Operating Income Margin	14.7%	16.6%	15.6%	(190)	bps	(93)	bps
Land Drilling Rigs
Revenue	$185	$195	$394	(6)%		(53)%
Operating Income	$4	$10	$6	(60)%		(28)%
Operating Income Margin	2.2%	5.2%	1.4%	(302)	bps	77	bps
(All Operating Income numbers are non-GAAP and numbers in the table above reflect actual results and may not compute from the table due to rounding)

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “The second quarter was a very difficult one to navigate. Given the circumstances, I would like to highlight two positives, our revenue performance and our North American decrementals. Rig count declined 26% on a worldwide basis. By contrast, our revenue performance showed a sequential decline of 14%. The international segment was particularly strong, with a decline of only 2.7%, despite lower activity and pricing levels, suggesting that we are gradually increasing market share. North American revenue declined 30% compared to a 40% reduction in rig count and despite our disproportionately larger presence in Canada and on U.S. land. I would also focus your attention on the sequential decremental margins for North America, which at 23% were about half the level achieved in 2009. This reflects the strong and proactive cost management measures we have taken this year.

We remain confident in our ability to generate positive free cash flow on a full year basis. By implementing focused measures and continued discipline, we generated second quarter free cash flow of $104 million, a sequential improvement of $370 million. This result was achieved despite industry headwinds and a very weak North American market, which drove negative net income for the quarter.”

Second Quarter 2015 Results

Revenue for the second quarter of 2015 was $2.39 billion compared with $2.79 billion in the first quarter of 2015 and $3.71 billion in the second quarter of 2014. Second quarter revenues declined 14% sequentially and 36% from the prior year. Sequentially, North America comprised the bulk of the revenue decline with only a small decrease in revenues internationally.

Net loss on a non-GAAP basis for the second quarter of 2015 was $77 million compared to net income of $186 million in the second quarter of the prior year and a net loss of $33 million in the first quarter of 2015.

GAAP net loss for the second quarter of 2015 was $489 million, or a net loss of $0.63 per share.

After-tax charges of $412 million for the second quarter include:

•	$106 million (pre-tax $112 million), primarily related to the settlement of a lawsuit related to the restatement of our historical financial statements in previous years;

•	$159 million (pre-tax $223 million), primarily for the impairment of part of our U.S. pressure pumping asset base, true-ups related to our 2014 divestiture activity and other professional fees;

•
$62 million (pre-tax $72 million), of costs related to severance and facility closures in our 2015 cost reduction plan, including a write-off of our net assets in Yemen due to the political disruption there;

•	$69 million (pre-tax $69 million), net of legacy contract charges; and

•	$16 million (pre-tax $16 million), due to exceptional foreign exchange related charges in Angola.

Operating income margin of 4.9% for the second quarter declined 365 basis points sequentially and 909 basis points compared to the second quarter of 2014, reflecting the activity and pricing led revenue reductions.

The tax rate for the quarter (non-GAAP) was 42%, reflecting a net tax benefit on losses in North America which more than offset a normal tax charge on international earnings.

Segment Highlights

Starting last quarter, the regional results reflect the core Weatherford businesses, while the Land Drilling Rigs business results are disclosed as a separate operating segment. Prior period numbers have been reclassified to conform to the current presentation.

North America
Second quarter revenues of $808 million were down $355 million, or 30% sequentially (on an average rig count decline of 40%), and down $851 million, or 51%, over the same quarter in the prior year. Second quarter operating losses of $92 million were down $82 million sequentially and down $346 million from the same quarter in the prior year. The sequential decline in revenue is due to the continued decline in U.S. rig count, the seasonal spring break up in Canada and pricing pressure on all of our service and product offerings. Sequential decremental margins of 23% improved from the first quarter of 49% due to the impact of cost reduction efforts including the incremental headcount reductions announced last quarter that were concentrated in this region.

International Operations
Second quarter revenues of $1.4 billion were down $39 million, or 3% sequentially, and down $261 million, or 16%, over the same quarter in the prior year. Second quarter operating income of $205 million (14.7% margin) was down $33 million sequentially and by $54 million from the same quarter in the prior year.

•	Latin America
Second quarter revenues of $463 million were down $23 million, or 5% sequentially, and down $55 million, or 11%, compared to the same quarter in the prior year. Second quarter operating income of $85 million (18.4% margin) was down 13% sequentially, and up 11%, compared to the same quarter in the prior year. The sequential revenue decline occurred primarily from lower activity across all product lines in Colombia. Operating income was directly impacted by the overall lower revenue in Colombia and in Well Construction.

•	Europe/Sub-Sahara Africa/Russia
Second quarter revenues of $418 million were up $1 million sequentially, and down $143 million, or 25%, over the same quarter in the prior year. Second quarter operating income of $65 million (15.7% margin) was down $6 million or 7% sequentially, and down 39% when compared to the same quarter in the prior year. Revenue decline from pricing pressure in Europe and Sub-Sahara Africa, was small and was offset by the seasonal recovery in Russia. Operating income was negatively affected by the project delays in Sub-Sahara Africa and remained relatively stable in Europe, while showing a gradual increase in Russia.

•	Middle East/North Africa/Asia Pacific
Second quarter revenues of $516 million were down $17 million, or 3% sequentially, and down $63 million, or 11%, over the same quarter in the prior year. Second quarter operating income of $55 million (10.6% margin) was down 21% sequentially and down 28% from the same quarter in the prior year. The revenue decline was attributable to lower activity from the early production facility contract in Iraq as well as from the shutdown of operations in Yemen. These declines were partially offset by increases in Kuwait and the United Arab Emirates. The slight decline in Asia Pacific revenues was due to lower customer spending in Malaysia and Indonesia, which was offset by growth in Australia and China. Operating income declined due to the lower revenue base and an unfavorable product mix, partially offset by continued cost reduction measures.

Land Drilling Rigs

Second quarter revenues of $185 million were down $10 million, or 6% sequentially, and down $209 million, or 53%, compared to the same quarter in the prior year. Second quarter operating income of $4 million (2.2% margin) was down $6 million sequentially with a 302 basis point decline and down $2 million from the same quarter in the prior year. The decline in international drilling activity negatively impacted sequential revenues particularly in Romania, Australia, and Bangladesh. Operating income as well as revenue levels decreased as rig utilization declined.

Free Cash Flow and Net Debt

Sequentially, net debt decreased by $107 million and working capital balances generated free cash of $110 million during the quarter, mainly reflecting improvements from strong customer collections. Free cash flow in the second quarter improved sequentially by $370 million, with lower working capital and capital expenditure, more than offsetting lower earnings. Free cash flow from operations generated $104 million in the second quarter and included net cash expenses of $13 million related to the legacy Zubair contract in Iraq, $39 million for severance costs paid during the quarter, and cash taxes and interest totaling $160 million. Capital expenditures of $160 million (net of lost-in-hole) in the second quarter were down sequentially by 18% and down 53% from the same quarter of the prior year, reflecting strong spending controls in place.

Outlook

Because of the continuing weak North American market conditions, we plan to further reduce our cost structure to reflect the current environment. During the second quarter, we successfully completed substantially all of the previously announced headcount reduction of 10,000. The aggregate results of these measures will help mitigate the effects of the downturn, while at the same time, take advantage of the opportunity to develop a leaner structure and a tighter organization. This target has now been revised upward to 11,000 with the increase principally in the U.S with a focus on support positions. Our procurement savings initiative continues to be on track. In addition to our headcount reductions, this quarter, we closed three of our manufacturing and service facilities. We have also closed over 60 operating facilities across North America through the first half of 2015 and plan to close 30 more by the end of the year. All the while, quality, safety and reliability in execution will remain paramount.

Going forward, we expect positive free cash flow in the third and fourth quarters driven by further reductions in working capital balances, continued discipline on capital expenditure spending, reduced severance cash payments, and improved net income. The full year forecast for capital expenditures has now been further revised downwards by $100 million to $750 million, which is 48% lower than 2014 levels.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “Market conditions will not improve significantly in the balance of the year. There will be modest activity increases in North America and selected international geographies but these will not be material. In this environment, we expect to grow market share internationally and benefit from better operating economics in the U.S. We expect to generate positive free cash flow from operations on a full year basis due to our cost actions, continued focus on working capital, reduced capital expenditures, and higher net income levels in the second half of the year.

Lastly, our cost reduction objectives, both cyclical and structural, are targeted globally. Based on our 2015 reduction in force actions, we now expect annualized savings of over $700 million. As we emerge gradually from this industry down cycle, we expect to operate as a much leaner, more efficient and streamlined organization.”

Reclassifications and Non-GAAP Financial Measures

Reclassifications have been made among the Company’s reportable segments due to a reorganization of our business into five reportable segments. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,350 locations, including manufacturing, service, research and development, and training facilities and employs approximately 45,000 people. For more information, visit www.weatherford.com.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 23, 2015, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to implement the planned workforce reductions; possible changes in the size and components of the expected costs, savings and charges associated with prior and ongoing workforce reduction; and risks associated with the Company’s ability to achieve the benefits of such workforce reductions. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Net Revenues:
North America	$808	$1,659	$1,971	$3,269
Middle East/North Africa/Asia	516	579	1,049	1,198
Europe/SSA/Russia	418	561	835	1,077
Latin America	463	518	949	1,027
Subtotal	2,205	3,317	4,804	6,571
Land Drilling Rigs	185	394	380	736
Total Net Revenues	2,390	3,711	5,184	7,307

Operating Income (Expense):
North America	(92)	254	(102)	457
Middle East/North Africa/Asia	55	75	124	128
Europe/SSA/Russia	65	107	136	185
Latin America	85	77	183	169
Subtotal	113	513	341	939
Land Drilling Rigs	4	6	14	(18)
Research and Development	(59)	(75)	(123)	(144)
Corporate Expenses	(46)	(45)	(102)	(92)
Loss on Sale of Businesses and Investments, Net	(5)	—	(2)	—
Impairments and Other Charges	(471)	(374)	(542)	(530)
Total Operating Income (Loss)	(464)	25	(414)	155

Other (Expense):
Interest Expense, Net	(117)	(128)	(237)	(254)
Other, Net	(18)	(19)	(29)	(28)
Foreign Exchange Related Charges	(16)	—	(42)	—
Net Loss Before Income Taxes	(615)	(122)	(722)	(127)

Benefit (Provision) for Income Taxes	132	(11)	132	(38)

Net Loss	(483)	(133)	(590)	(165)
Net Income Attributable to Noncontrolling Interests	6	12	17	21
Net Loss Attributable to Weatherford	$(489)	$(145)	$(607)	$(186)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.63)	$(0.19)	$(0.78)	$(0.24)

Weighted Average Shares Outstanding:
Basic & Diluted	778	777	778	776

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Net Revenues:
North America	$808	$1,163	$1,769	$1,814	$1,659
Middle East/North Africa/Asia	516	533	575	633	579
Europe/SSA/Russia	418	417	497	555	561
Latin America	463	486	664	591	518
Subtotal	2,205	2,599	3,505	3,593	3,317
Land Drilling Rigs	185	195	222	284	394
Total Net Revenues	$2,390	$2,794	$3,727	$3,877	$3,711

	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Operating Income (Loss):
North America	$(92)	$(10)	$286	$294	$254
Middle East/North Africa/Asia	55	69	60	79	75
Europe/SSA/Russia	65	71	95	119	107
Latin America	85	98	113	97	77
Subtotal	113	228	554	589	513
Land Drilling Rigs	4	10	(2)	9	6
Research and Development	(59)	(64)	(74)	(72)	(75)
Corporate Expenses	(46)	(56)	(41)	(45)	(45)
Gain (Loss) on Sale of Businesses and Investments, Net	(5)	3	311	38	—
Impairments and Other Charges	(471)	(71)	(716)	(201)	(374)
Total Operating Income (Loss)	$(464)	$50	$32	$318	$25

	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$1,355	$1,582	$1,934	$2,007	$1,855
Completion and Production (b)	850	1,017	1,571	1,586	1,462
Land Drilling Rigs	185	195	222	284	394
Total Product Service Line Revenues	$2,390	$2,794	$3,727	$3,877	$3,711

	Three Months Ended
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Depreciation and Amortization:
North America	$97	$105	$108	$108	$107
Middle East/North Africa/Asia	66	65	70	67	71
Europe/SSA/Russia	53	50	55	52	57
Latin America	62	61	65	57	61
Land Drilling Rigs	27	29	34	37	54
Research and Development and Corporate	6	6	6	6	5
Total Depreciation and Amortization	$311	$316	$338	$327	$355

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
Operating Income:
GAAP Operating Income (Loss)	$(464)	$50	$25	$(414)	$155
Restructuring, Exited Businesses and Severance	72	41	86	113	170
Impairments, Divestiture Related and Other Charges (a)	223	18	286	241	312
Legacy Contracts and Other	69	9	2	78	48
Litigation Charges	112	—	—	112	—
Total Non-GAAP Adjustments	476	68	374	544	530
Non-GAAP Operating Income	$12	$118	$399	$130	$685

Income (Loss) Before Income Taxes:
GAAP Loss Before Income Taxes	$(615)	$(107)	$(122)	$(722)	$(127)
Operating Income Adjustments	476	68	374	544	530
Foreign Exchange Related Charges	16	26	—	42	—
Non-GAAP Income (Loss) Before Income Taxes	$(123)	$(13)	$252	$(136)	$403

Provision (Benefit) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$132	$—	$(11)	$132	$(38)
Tax Effect on Non-GAAP Adjustments	(80)	(9)	(43)	(89)	(59)
Non-GAAP Benefit (Provision) for Income Taxes	$52	$(9)	$(54)	$43	$(97)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Loss	$(489)	$(118)	$(145)	$(607)	$(186)
Total Charges, net of tax	412	85	331	497	471
Non-GAAP Net Income (Loss)	$(77)	$(33)	$186	$(110)	$285

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.63)	$(0.15)	$(0.19)	$(0.78)	$(0.24)
Total Charges, net of tax	0.53	0.11	0.43	0.64	0.60
Non-GAAP Diluted Earnings (Loss) per Share	$(0.10)	$(0.04)	$0.24	$(0.14)	$0.36

GAAP Effective Tax Rate (b)	21%	—%	(10)%	18%	(30)%
Non-GAAP Effective Tax Rate (c)	42%	(73)%	22%	31%	24%

(a)
Impairments, Divestiture Related and Other Charges of $223 million in the three months ended June 30, 2015 primarily include adjustments related to (i) the impairment of pressure pumping assets and related charges in the United States, (ii) the impairment of an equity method investment, (iii) professional fees, and true-ups related to our 2014 divestiture activity.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Assets:
Cash and Cash Equivalents	$611	$512	$474	$582	$571
Accounts Receivable, Net	2,259	2,631	3,015	3,259	3,291
Inventories, Net	2,921	3,052	3,087	3,229	3,281
Property, Plant and Equipment, Net	6,694	6,932	7,123	7,555	7,677
Goodwill and Intangibles, Net	3,335	3,311	3,451	3,663	3,799
Equity Investments	81	101	106	266	262
Current Assets Held for Sale	—	—	—	538	1,326

Liabilities:
Accounts Payable	1,104	1,462	1,736	1,749	1,783
Short-term Borrowings and Current Portion of Long-term Debt	1,556	1,554	727	1,715	2,404
Long-term Debt	6,268	6,278	6,798	7,004	7,021
Current Liabilities Held for Sale	—	—	—	77	268

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2015:
Net Debt at 3/31/2015			$(7,320)
Operating Income			(464)
Depreciation and Amortization			311
Capital Expenditures			(187)
Decrease in Working Capital			110
Goodwill & Long-Lived Asset Impairment and Other			144
Litigation Charges			112
Restructuring and Other Asset Related Charges			122
Foreign Exchange Related Charges			16
Income Taxes Paid			(92)
Interest Paid			(68)
Net Change in Billing in Excess/Costs in Excess			76
Other			27
Net Debt at 6/30/2015			$(7,213)

Change in Net Debt for the Six Months Ended 6/30/2015:
Net Debt at 12/31/2014			$(7,051)
Operating Income			(414)
Depreciation and Amortization			627
Capital Expenditures			(411)
Decrease in Working Capital			147
Goodwill & Long-Lived Asset Impairment and Other			144
Litigation Charges			112
Restructuring and Other Asset Related Charges			122
Foreign Exchange Related Charges			42
Income Taxes Paid			(180)
Interest Paid			(239)
Net Change in Billing in Excess/Costs in Excess			(2)
Other			(110)
Net Debt at 6/30/2015			$(7,213)

Components of Net Debt	6/30/2015	3/31/2015	12/31/2014
Cash	$611	$512	$474
Short-term Borrowings and Current Portion of Long-term Debt	(1,556)	(1,554)	(727)
Long-term Debt	(6,268)	(6,278)	(6,798)
Net Debt	$(7,213)	$(7,320)	$(7,051)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Six Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
Net Cash Provided by (Used in) Operating Activities	$291	$(42)	$435	$249	$29

Less: Capital Expenditures for Property, Plant and Equipment	(187)	(224)	(376)	(411)	(662)

Free Cash Flow	$104	$(266)	$59	$(162)	$(633)

Free Cash Flow: Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.